Exhibit 99.1

Seven Stars Cloud Announces Search for US-Based CFO to Help Usher in the Company’s Next Phase of Growth

- The Company has appointed Finance Director Jason Wu as Interim CFO after former CFO Simon Wang resigned effective April 6

- The Company has engaged an executive recruiting firm to help lead the active CFO search process

New York, NY, April 12, 2018 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), announced today that as part of its overall strategy to bolster its US-based management team, the Company has engaged an executive recruitment search firm to assist in finding a US-based Chief Financial Officer (“CFO”).

On April 11, SSC’s Board of Directors unanimously appointed Finance Director Jason Wu to assume the role of interim CFO and principal accounting officer of the Company, effective immediately.

Mr. Jason Wu, in the interim, will be replacing former CFO, Simon Wang. Mr. Wang’s resignation as Chief Financial Officer was not because of any disagreement with the Company known to any executive officer of the Company, on any matter related to the Company’s operations, policies, or practices. The Company and the Board of Directors would like to thank Mr. Wang for his contributions to Seven Stars Cloud and wish him the best in his future endeavors.

Once the search for a new US-based CFO is complete, Mr. Jason Wu will help support the transition of the finance and accounting functions to the new CFO and then return to his position as Finance Director, based out of Beijing.

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216

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